Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of March 26, 2021 and the unaudited pro forma condensed combined statements of operations for the three months and year ended March 26, 2021 and December 25, 2020, respectively, are based on the historical financial statements of Ultra Clean Holdings, Inc. (“Ultra Clean”) and Ham-Let (Israel-Canada) Ltd. (“Ham-Let”) after giving effect to Ultra Clean’s acquisition of Ham-Let using the acquisition method of accounting and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of March 26, 2021 combines Ultra Clean’s historical condensed consolidated balance sheet as of March 26, 2021 and Ham-Let’s historical condensed consolidated balance sheet as of March 31, 2021 giving effect to the acquisition as if it had occurred on March 26, 2021. The unaudited pro forma condensed combined statement of operations for the three month periods ended March 26, 2021 combines Ultra Clean’s historical consolidated statement of operations for the three month period ended March 26, 2021 and Ham-Let’s historical consolidated statement of operations for the three month period ended March 31, 2021. The consolidated statement of operations for the year then ended December 25, 2020 combines Ultra Clean’s historical consolidated statement of operation for the year ended December 25, 2020 with Ham-Let’s historical consolidated statement of operation for the year ended December 31, 2020. The unaudited pro forma condensed combined statements of operation give effect to the acquisition as if it had occurred on December 28, 2019.

The acquisition has been accounted for under the acquisition method of accounting in accordance with Financial Accounting Standard ASC 805, Business Combinations. Under the acquisition method of accounting, the total estimated purchase price, calculated as described in Note 1 to the unaudited pro forma condensed combined financial information, is allocated to the net tangible and intangible assets of Ham-Let acquired in connection with the acquisition, based on their estimated fair values. Management has made a preliminary allocation of the estimated acquisition price to the net tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates. These preliminary estimates and assumptions are subject to change during the measurement period (up to the time it takes to gather the necessary information and no longer than one year from the acquisition date). The final determination of the values of assets and liabilities and the integration costs may result in actual values, assets, liabilities and expenses that are different from those set forth in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information has been prepared by management for illustrative purposes only and are not necessarily indicative of the condensed consolidated financial position or results of operations in future periods or the results that actually would have been realized had Ultra Clean and Ham-Let been a combined company during the specified periods. The unaudited pro forma condensed combined financial information does not reflect any operating efficiencies and/or cost savings that we may achieve with respect to the combined companies, or any liabilities that may result from integration activities. The pro forma adjustments are based on the information available at the time of the preparation of this document. The unaudited pro forma condensed combined financial information, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, Ultra Clean’s historical consolidated financial statements included in its Annual Report on Form 10-K for its year ended December 25, 2020 and its Quarterly Report on Form 10-Q for the three months ended March 26, 2021 and Ham-Let’s historical consolidated financial statements for the year ended December 31, 2020 and the three months ended March 31, 2021, which are included in Exhibit 99.1 to this Form 8-K.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(In Thousands)

	Ultra Clean March 26, 2021	Ham-Let March 31, 2021	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$264,257	$20,095	$(33,310)	(A)	$251,042
Accounts receivable, net of allowance for doubtful accounts	168,041	54,495	(2,862)	(B)	219,674
Inventories	189,167	85,306	(5,006)	(C)	269,467
Prepaid expenses and other current assets	14,743	—	16,749	(M)	31,492
Other receivables	—	15,392	(15,392)	(M)	—
Current tax assets	—	1,357	(1,357)	(M)	—
Total current assets	636,208	176,645	(41,178)		771,675
Property, plant and equipment, net	157,344	48,033	4,127	(D)	209,504
Goodwill	171,132	—	65,705	(E)	236,837
Intangibles assets, net	155,630	9,236	115,164	(F)	280,030
Deferred tax assets, net	22,277	2,501	—		24,778
Operating lease right-of-use assets	41,642	20,968	6,915	(G)	69,525
Other non-current assets	6,326	—	1,186	(M)	7,512
Investment in investees	—	212	(212)	(M)	—
Long-term receivables	—	974	(974)	(M)	—
Total assets	$1,190,559	$258,569	$150,733		$1,599,861
LIABILITIES & STOCKHOLDERS ’ EQUITY
Current liabilities:
Bank borrowings	$8,021	$5,344	$4,765	(H)	$18,130
Accounts payable	164,875	30,778	(1,929)	(B)	193,724
Accrued compensation and related benefits	30,933	—	10,463	(M)	41,396
Operating lease liabilities	12,402	3,266	—		15,668
Other current liabilities	46,848	20,759	(10,449)	(A)	48,463
			(8,695)	(M)
Liabilities for put option	—	172	(172)	(M)	—
Current taxes payable	—	1,596	(1,596)	(M)	—
Loans from Ultra Clean	—	90,799	(90,799)	(H)	—
Total current liabilities	263,079	152,714	(98,412)		317,381
Bank borrowings, net of current portion	259,822	182	340,797	(H)	600,801
Deferred tax liabilities	33,571	281	131	(G)	33,983
Operating lease liabilities	33,875	20,385	282	(G)	54,542
Other liabilities	23,567	—	4,046	(M)	27,613
Employee benefits liabilities	—	4,046	(4,046)	(M)	—
Total liabilities	613,914	177,608	242,798		1,034,320
Ultra Clean Stockholders’ Equity:
Common stock	40	4,535	(4,535)	(I)	40
Additional paid-in capital	316,340	22,213	(22,213)	(I)	316,340
Common shares held in treasury, at cost	(3,337)	—	—		(3,337)
Retained earnings	242,969	54,330	(65,434)	(I)	231,865
Accumulated other comprehensive gain (loss)	1,603	(117)	117	(I)	1,603
Total Ultra Clean stockholders' equity	557,615	80,961	(92,065)		546,511
Noncontrolling interest	19,030	—	—		19,030
Total equity	576,645	80,961	(92,065)		565,541
Total liabilities and stockholders' equity	$1,190,559	$258,569	$150,733		$1,599,861

See notes to unaudited pro forma combined financial information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(In Thousands, except per share amounts)

	Three Months Ended
	Ultra Clean March 26, 2021	Ham-Let March 31, 2021	Pro Forma Adjustments		Pro Forma Combined
Revenues:
Product	$345,616	$58,737	$(2,437)	(B)	$401,916
Services	72,011	—	—		72,011
Total revenues	417,627	58,737	(2,437)		473,927
Cost of revenues:
Product	283,569	42,378	(181)	(J)	325,766
Services	47,120	—	—		47,120
Total cost of revenues	330,689	42,378	(181)		372,886
Gross profit	86,938	16,359	(2,256)		101,041
Operating expenses:
Research and development	4,208	1,705	20	(K)	5,933
Sales and marketing	7,608	7,073	(1,578)	(K)	13,103
General and administrative	34,712	3,337	1,159	(K)	39,208
Other operating expenses	—	4,489	(4,489)	(K)	—
Total operating expenses	46,528	16,604	(4,888)		58,244
Income from operations	40,410	(245)	2,632		42,797
Interest income	98	2	—		100
Interest expense	(3,605)	(4,155)	(75)	(H)	(7,835)
Other income (expense), net	(4,263)	—	11,582	(A)	7,319
Income before provision for income taxes	32,640	(4,398)	14,139		42,381
Provision for income taxes	7,015	547	3,160	(L)	10,722
Net income	25,625	(4,945)	10,979		31,659
Less: Net income attributable to noncontrolling interest	628	—	—		628
Net income attributable to Ultra Clean	$24,997	$(4,945)	$10,979		$31,031

Net income per share attributable to Ultra Clean common stockholders:
Basic	$0.62				$0.76
Diluted	$0.60				$0.75

Shares used in computing net income per share:
Basic	40,564				40,564
Diluted	41,639				41,639

See notes to unaudited pro forma combined financial information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(In Thousands, except per share amounts)

	Year Ended
	Ultra Clean December 25, 2020	Ham-Let December 31, 2020	Pro Forma Adjustments		Pro Forma Combined
Revenues:
Product	$1,131,151	$202,921	$(7,389)	(B)	$1,326,683
Services	267,431	—	—		267,431
Total revenues	1,398,582	202,921	(7,389)		1,594,114
Cost of revenues:
Product	934,716	149,071	11,872	(J)	1,095,659
Services	172,105	—	—		172,105
Total cost of revenues	1,106,821	149,071	11,872		1,267,764
Gross profit	291,761	53,850	(19,261)		326,350
Operating expenses:
Research and development	14,829	5,834	82	(K)	20,745
Sales and marketing	25,128	24,456	(5,561)	(K)	44,023
General and administrative	130,434	10,802	14,828	(K)	156,064
Other income	—	(520)	520	(K)	—
Other operating expenses	—	590	(590)	(K)	—
Total operating expenses	170,391	41,162	9,279		220,832
Income from operations	121,370	12,688	(28,540)		105,518
Interest income	875	24	—		899
Interest expense	(16,852)	(5,101)	(6,886)	(H)	(28,839)
Other income (expense), net	(5,722)	(69)	(1,134)	(A)	(6,925)
Income before provision for income taxes	99,671	7,542	(36,560)		70,653
Provision for income taxes	19,281	2,363	(3,769)	(L)	17,875
Net income	80,390	5,179	(32,791)		52,778
Less: Net income attributable to noncontrolling interest	2,785	—	—		2,785
Net income attributable to Ultra Clean	$77,605	$5,179	$(32,791)		$49,993

Net income per share attributable to Ultra Clean common stockholders:
Basic	$1.93				$1.24
Diluted	$1.89				$1.22

Shares used in computing net income per share:
Basic	40,198				40,198
Diluted	41,074				41,074

See notes to unaudited pro forma combined financial information

NOTES TO UNAUDITED PRO FORMA

 CONDENSED COMBINED FINANCIAL INFORMATION

1.	Acquisition of Ham-Let (Israel-Canada) Ltd.

On March 31, 2021 (“Acquisition date”), Ultra Clean Holdings, Inc., a Delaware corporation (“Ultra Clean” or the “Company”), completed the acquisition of Ham-Let (Israel-Canada) Ltd., a public company organized under the laws of the State of Israel whose shares were traded on the Tel Aviv Stock Exchange (“Ham-Let”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) by and among Ultra Clean, Sir Daibus Ltd., a company organized under the laws of the State of Israel and an indirect, wholly-owned subsidiary of Ultra Clean, Bealish Ltd., a company organized under the laws of the State of Israel and an indirect wholly-owned subsidiary of Ultra Clean and Ham-Let, with Ham-Let surviving as an indirect, wholly-owned subsidiary of Ultra Clean. Pursuant to the Merger Agreement relating to the acquisition, the Company paid (i) $355.9 million in cash ($273.5 million of equity value plus $82.4 million of net debt), (the “Merger Consideration”).

In December 2020, the Company announced the acquisition of Ham-Let. The expected cash consideration for the equity valuation at that time was about 905.8 million ILS or $287.0 million in equity value. In order to hedge against the foreign currency fluctuation of USD against ILS at the settlement date, UCT received Board of Director approval to enter into forward contracts to buy ILS. In January 2021, UCT completed the purchase of forward contracts of 905.8 million ILS to lock in the $283.9 million cash that was delivered at the closing of Ham-Let acquisition. US GAAP requires the recording of the acquired entity at the spot rate on acquisition date, rather than the cash amount hedged and paid. The difference between the cash paid of $283.9 million and the spot value at acquisition of $273.5 million was recognized in earnings.

 Basis of pro forma preparation

The unaudited pro forma combined financial statements are based on the historical consolidated financial statements of Ultra Clean and the historical financial statements of Ham-Let, after giving effect to the acquisition using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations, and applying the assumptions and adjustments described in the accompanying notes.

The unaudited pro forma condensed combined balance sheet combines Ultra Clean’s unaudited historical consolidated balance sheet as of March 26, 2021 with Ham-Let’s unaudited historical combined balance sheet as of March 31, 2021 and reflects the acquisition and related borrowings as if it had been consummated on March 26, 2021.

The unaudited pro forma condensed combined statements of operations for the year ended December 25, 2020 and the three months ended March 26, 2021 gives effect to the acquisition and related borrowings as if it has been consummated on December 28, 2019.

Ham-Let’s historical statements of operations have been adjusted to align with Ultra Clean’s presentation as described below:

•	Warehouse related costs included in operating expenses were reclassified to cost of revenues within the accompanying unaudited pro forma condensed combined statements of operations.

•	Ham-Let’s allowance for doubtful accounts and reserve for excess and obsolete inventory were adjusted in accordance with the methodology utilized by Ultra Clean.

The historical financial information of Ham-Let was prepared using the International Financial Reporting Standards. The following are the adjustments to reconcile Ham-Let’s historical financial information to U.S. GAAP:

•	Ham-Let depreciates operating lease right-of-use assets and records interest expense related to operating lease liabilities according to IFRS 16. The related depreciation and interest expenses were reversed and rent expense per ASC 842 was included in the pro forma adjustments.

Basis of presentation

Ultra Clean and Ham-Let have different fiscal quarter and year ends. Ultra Clean follows a fiscal calendar widely used by the manufacturing industry that results in a fiscal year consisting of a 52- or 53-week period ending on the Friday closest to December 31. Each fiscal year of Ultra Clean consists of four 13-week quarters, with an extra week added to the fourth quarter every five or six years. Ham-Let follows a monthly reporting calendar, with its fiscal year ending on December 31. Accordingly, the unaudited pro forma condensed combined statement of operations for the fiscal year ended December 25, 2020 combines the historical results of (i) Ultra Clean for the 52-week period ended December 25, 2020 and (ii) Ham-Let for the 12 months period ended December 31, 2020. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 combines the historical results of (i) Ultra Clean for the 13-week period ended March 26, 2021 and (ii) Ham-Let for the three months period ended March 31, 2021. The difference in fiscal periods for Ultra Clean and Ham-Let is considered to be insignificant and no related adjustments have been made in the preparation of this unaudited pro forma condensed combined financial information.

Accounting Policies

During preparation of the unaudited pro forma condensed combined financial information, Ultra Clean management performed a preliminary analysis to identify differences in accounting policies and methodologies between Ultra Clean and Ham-Let. Ultra Clean management identified and quantified those differences as detailed in Note 1 Basis of pro forma preparation. Ultra Clean management will continue to conduct reviews of Ham-Let’s accounting policies and methodologies and may identify differences that, when adjusted or reclassified, could have a material impact on the unaudited pro forma condensed combined financial information.

2.	Preliminary Acquisition Price Allocation

Under the acquisition method of accounting, the total estimated acquisition price as shown in the table below is allocated to Ham-Let’s net tangible and intangible assets based on their preliminary estimated fair values as of March 31, 2021, the closing date. The preliminary estimated acquisition price was based on various factors as described in the introduction to the unaudited pro forma condensed combined financial information. The allocation of the purchase price is preliminary pending the completion of various analyses and the finalization of estimates. The primary areas of the preliminary purchase price allocation that are not yet finalized relate to the fair values of certain tangible assets and liabilities, primarily accounts receivable, inventory, property and equipment, income and other taxes, intangible assets and residual goodwill. During the measurement period, which can be no more than one year from the date of acquisition, we expect to continue to obtain information to assist us in determining the final fair value of the net assets acquired at the acquisition date during the measurement period. Our preliminary purchase price allocation for Ham-Let is as follows (in thousands):

Fair Value
Estimated purchase price	$355,929

Estimated net assets acquired:
Cash and cash equivalents	$20,095
Accounts receivable	51,633
Inventories	80,300
Prepaid expenses and other current assets	16,749
Total current assets	168,777
Accounts payable	(30,778)
Accrued compensation and related benefits	(10,463)
Other current liabilities	(10,296)
Estimated working capital	117,240
Property, plant and equipment	52,160
Intangible assets	124,400
Deferred taxes	2,089
Right-of-use assets	27,883
Other assets	1,186
Bank borrowings	(4,987)
Other liabilities	(29,747)
Net identifiable assets acquired	290,224
Goodwill	65,705
Net assets acquired	$355,929

A preliminary estimate of $165.8 million has been allocated to net tangible assets acquired. This estimate reflects adjustments of acquired assets and liabilities to fair value. A preliminary estimate of approximately $124.4 million has been allocated to amortizable intangible assets acquired. The amortization related to the amortizable intangible assets is reflected as pro forma adjustments to the unaudited pro forma condensed combined statements of operations. For purposes of this Form 8-K/A, a straight line amortization was used for the identifiable intangible assets with the exception of the Trade name intangible wherein the accelerated method was used.

Identifiable intangible assets. Acquired customer contracts and relationships represent existing contracts that relate to underlying customer relationships.

Goodwill. Approximately $65.7 million has been allocated to goodwill. Goodwill represents the excess of the acquisition price over the fair value of the underlying net tangible and intangible assets. In accordance with the ASC 350, Goodwill and Other Intangible Assets, goodwill will be tested for impairment at least annually (more frequently if indicators are present). In the event management of the combined company determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

3.	Unaudited Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

A. Cash and cash equivalents

Cash and cash equivalents have been adjusted as follows:

($ in thousands)	Amount
Net proceeds from term loan facility (1)	$345,297
Consideration transferred (2)	(355,929)
Acquisition-related costs (3)	(12,229)
Settlement of forward hedge contracts(4)	(10,449)
Total pro forma adjustment to cash	$(33,310)

(1)	Reflects the proceeds, net of $8.9 million in debt issuance costs and $0.8 million of other costs charged to operations, from the additional term loan facility. See Note 3(H).
(2)	Reflects total cash consideration transferred to Ham-Let upon closing.
(3)	Reflects acquisition-related costs associated with banking fees, legal and professional fees, and consulting fees.
(4)	Reflects the cash paid in settlement of the forward hedge contracts entered into in conjunction with the acquisition. See Note 1.

B. Accounts receivable

To eliminate Ham-Let’s intercompany accounts receivable from Ultra Clean and Ultra Clean’s intercompany payable to Ham-Let of $1.9 million and to eliminate the intercompany revenues of Ham-Let and cost of revenues of Ultra Clean of $7.4 million and $2.4 million, respectively, for the twelve and three month periods ended December 25, 2020 and March 26, 2021, respectively.

In addition, the alignment of Ham-let’s methodology in calculating allowance for doubtful accounts to that of Ultra Clean’s methodology resulted in a decrease of $0.9 million to accounts receivable of Ham-Let.

C. Inventories

The $11.1 million adjustment steps up the pro forma balance sheet for Ham-Let’s inventory to fair value. The calculation of fair value is preliminary and subject to change. The fair value was determined based on the estimated selling price of the inventory, less the remaining manufacturing and selling costs and a normal profit margin on those selling efforts. The pro forma statement of operations for the year ended December 26, 2020 is also adjusted to increase cost of revenues by the same amount as the inventory is expected to be sold within one year of the acquisition date.

In addition, the alignment of Ham-let’s inventory excess and obsolete reserve methodology to that of Ultra Clean’s methodology resulted in a decrease of $16.1 million to the net inventory of Ham-Let.

The net proforma impact to Ham-Let’s inventory balance is a decrease of $5.0 million.

D. Property, plant and equipment, net

Reflects the adjustment to increase the fair value of the property, plant and equipment of Ham-Let by $4.1 million and the corresponding depreciation expense charged to the statements of operations.

E. Goodwill

Reflects the preliminary purchase price allocation and recognition of goodwill. An adjustment of $65.7 million reflects the Goodwill resulting from the acquisition consisting largely of synergies and economies of scale expected from combining the operations of Ultra Clean and Ham-Let. The full amount of goodwill is expected to be deductible for income tax purposes.

F. Identified intangibles, net

The preliminary amounts assigned to the identifiable intangible assets, the estimated useful lives, and the estimated amortization expense related to these identifiable intangible assets are as follows:

($ in thousands)	Preliminary Fair Value	Average Estimated Remaining Useful Life in Years	Amortization Expense for the Year Ended December 25, 2020	Amortization Expense for the Three Months March 26, 2021
Customer Relationships	$73,900	10	$7,390	$1,848
Trade Names	9,800	5	3,267	653
IP/Know-How (Process)	27,600	15	1,840	460
IP/Know-How (Semi)	7,900	10	790	197
Backlog	5,200	1	5,200	—
	$124,400		$18,487	$3,158

G. Operating lease right-of-use assets

Per U.S. GAAP ASC 842, operating and finance leases with lease terms of one year or greater result in the recording of a right-of-use (ROU) asset and lease liability on its balance sheet. ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. Operating and finance lease ROU assets and liabilities are initially recognized based on the present value of lease payments over the lease term. Lease expense for operating lease payments is recognized on a straight-line basis over the lease term.

Per IFRS 16, on the commencement date, the right-of-use asset is recognized in an amount equal to the lease liability plus lease payments already made on or before the commencement date and initial direct costs incurred. The right-of-use asset is measured by applying the cost model and depreciated over the shorter of its useful life and the lease term while lease liability is measured using the effective interest rate method.

The pro forma adjustments reflect the difference in accounting between U.S. GAAP ASC 842 and IFRS 16.

H. Bank borrowings and interest expense

In connection with the consummation of the acquisition, the Ultra Clean entered into a Second Amendment dated March 31, 2021 to the Credit Agreement dated as of August 27, 2018, and amended as of October 1, 2018, to refinance and reprice its approximately $273.0 million of existing term B borrowings that will remain outstanding and obtain a $355.0 million senior secured incremental term loan B facility (the “Incremental Term Loan”) with Barclays Bank PLC, which increased the amount of term loan indebtedness outstanding under the Company’s Credit Agreement. The Incremental Term Loan has a maturity date of August 27, 2025, with monthly interest payments in arrears, quarterly principal payments of 0.625% of the original outstanding principal balance payable beginning July 2021, with the remaining principal balance paid upon maturity. The Term Loan accrues interest at a rate equal to a base LIBOR rate determined by reference to the London interbank offered rate for dollars, plus 3.75% (subject to certain adjustments quarterly based upon the Company’s consolidated leverage ratio). Ultra Clean paid $8.9 million in debt issuance costs that were capitalized on the balance sheet and $0.8 million charged to the operations in 2021.

The Incremental Term Loan, together with cash on hand, was used to finance the acquisition, to pay down the existing debt of Ham-Let and to pay fees and expenses incurred in connection with the Incremental Term Loan and the acquisition of Ham-Let.

The table below illustrates Ultra Clean’s incremental debt transaction and summarizes the transaction accounting adjustments as if the acquisition were consummated on March 26, 2021:

($ in thousands)	March 26, 2021
Barclays Incremental Term Loan	$355,000
Less: Unamortized debt issuance costs on Incremental Term Loan	(8,899)
Less: Ham-Let's debt paid off on acquisition date	(91,338)
Total pro forma adjustment to Ultra Clean's bank borrowings	$254,763

The table below illustrates Ultra Clean’s interest expense as if the acquisition were consummated on December 28, 2019:

($ in thousands)	Year Ended December 25, 2020	Three Months Ended March 26, 2021
Incremental interest expense of Ultra Clean Term Loan B facility	$8,957	$2,900
Eliminate Ham-Let interest expense	(3,100)	(3,089)
Amortization of new debt issuance costs	2,022	511
Lease accounting related interest expense 3(G)	(993)	(247)
Total pro forma adjustments to interest expense	$6,886	$75

I. Stockholders' equity

Shareholders' equity has been adjusted as follows:

($ in thousands)	Amount
Retained Earnings(1)	$(11,104)
Invested Equity(2)	(81,078)
Accumulated other comprehensive loss(3)	117
Total pro forma adjustment to shareholders' equity	$(92,065)

(1)	Reflects the Company's acquisition and financing transaction expenses of $12.2 million and $0.8 million, respectively, included in retained earnings and the elimination intercompany transactions of $1.9 million. See note 3(A)(H).
(2)	Elimination of invested equity included in the historical statement of operations of Ham-Let.
(3)	Elimination of accumulated other comprehensive loss included in the historical statement of operations of Ham-Let.

J. Cost of revenues

Adjustments to cost of revenues are as follows:

($ in thousands)	Year Ended December 25, 2020	Three Months Ended March 26, 2021
Reclassification of warehouse related costs (Note 1)	$5,675	$1,627
Lease accounting difference 3(G)	596	164
Elimination of amortization of intangibles of Ham-Let	(1,283)	(322)
Amortization of new intangibles 3(F)	2,630	657
Amortization of inventory step-up 3(C)	11,127	—
Depreciation of property, plant and equipment fair value adjustment 3(D)	516	130
Elimination of intercompany transactions	(7,389)	(2,437)
Total pro forma adjustments to cost of revenues	$11,872	$(181)

K. Operating expenses

Adjustments to total operating expenses are as follows:

($ in thousands)	Year Ended December 25, 2020	Three Months Ended March 26, 2021
Reclassification of warehouse related costs (Note 1)	$(5,675)	$(1,627)
Difference in lease accounting standards 3(G)	20	21
Amortization of new intangibles 3(F)	15,857	2,501
Depreciation of property, plant and equipment fair value adjustment 3(D)	172	43
Acquisition-related costs 3(A)	(1,025)	(1,337)
Non-recurring charges	(70)	(4,489)
Total pro forma adjustments to operating expenses	$9,279	$(4,888)

Adjustments to operating expenses per classification:

($ in thousands)	Year Ended December 25, 2020	Three Months Ended March 26, 2021
Research and development:
Difference in lease accounting standards 3(G)	$25	$6
Depreciation of property, plant and equipment fair value adjustment 3(D)	57	14
	82	20
Sales and marketing:
Reclassification of warehouse related costs (Note 1)	(5,675)	(1,627)
Difference in lease accounting standards 3(G)	57	35
Depreciation of property, plant and equipment fair value adjustment 3(D)	57	14
	(5,561)	(1,578)
General and administrative:
Difference in lease accounting standards 3(G)	(62)	(20)
Amortization of new intangibles 3(F)	15,857	2,501
Depreciation of property, plant and equipment fair value adjustment 3(D)	58	15
Acquisition-related costs 3(A)	(1,025)	(1,337)
	$14,828	$1,159

L. Income tax expense

Adjustment to reflect income tax expense of the total combined pro forma pretax results of operations based on Ultra Clean’s estimated statutory tax rate of 25.3%. The actual tax is subject to change based upon post-acquisition pretax income by jurisdiction and other factors of the combined companies.

M. Reclassifications

Represents reclassifications to align with Ultra Clean’s financial statement presentation.